Exhibit 10.3

BOARD OF DIRECTORS ADVISORY AGREEMENT

This Director Advisory Agreement (this “Agreement”) is entered and effective as of October 1, 2019 (the “Effective Date”), by and between True Nature Holding Inc. 1355 Peachtree Street, Suite 1150 Atlanta, GA 30309 (the “Company”) and M. Lawrence Diamond (“Board Member” and together with the Company, the “Parties.”).

RECITALS

A.     The Company has requested that Board Member provide certain director services to the Company and Board Member has agreed to provide such services.

B.     The Parties would like to enter into this Agreement to define the Parties’ rights and obligations under which Board Member shall provide director services to the Company.

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

1.   DIRECTOR POSITION AND DUTIES

1.1.     Director Position. Board Member agrees to serve as a Board Member for the Company, on the terms and conditions set forth below.

1.2.     Term. This Agreement shall begin on the Effective Date continue for a one-year period or until terminated by either Party pursuant to Article 3 (the “Term”).

1.3.     Duties. Board Member agrees to undertake and perform all duties and services set forth on Exhibit A to this Agreement (the “Services”). Board Member shall perform the Services herein faithfully, diligently, to the best of Board Member's ability, and in the best interests of the Company.

1.4.     Policies. The Board Member shall adhere to and comply with the policies and procedures adopted by the Company, as amended from time to time, and the laws, regulations, policies and industry standards of all applicable regulatory agencies, stock exchanges and security commissions.

1.5.     Advisor and not Employee. Board Member’s relationship with Company shall be that of an advisor and not that of an employee. Board Member shall not be entitled to any compensation for the performance of the services other than as set forth in this Agreement.

(5.a)     Board Member acknowledges and agrees that except as specifically set forth in this Agreement, Board Member shall not be eligible for any Company employee benefits and, to the extent Board Member otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Board Member (on behalf of herself and any of her employees) hereby expressly declines to participate in such

Company employee benefits.

(5.b)     Board Member shall have full responsibility for applicable withholding taxes for all compensation paid to Board Member under this Agreement, and for compliance with all applicable labor and employment requirements with respect to Board Member’s self-employment. Board Member agrees to indemnify, defend, and hold Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on Company by the relevant taxing authorities with respect to any compensation paid to Board Member.

2.   COMPENSATION

2.1.     Director Payments. The Company shall pay to the Board Member, as remuneration of her services, monthly director payments as set forth on Exhibit A.

2.2.     Bonuses. Any bonuses that the Board Member shall be entitled to, if any, shall be listed on Exhibit A. Unless stated explicated otherwise, all bonuses shall only be as approved by the Board of Directors of the Company in their sole and absolute discretion.

2.3.     Equity Compensation Plan. The Board Member shall be eligible to participate in the Company’s equity compensation plan, if any; only to the extent such eligibility is set forth in Exhibit A. To the extent applicable, any options to acquire shares of the Company granted to the Board Member shall be granted under, and be subject to, the terms and conditions of the equity compensation plan and be evidenced by the terms of an equity compensation agreement entered into between the Company and Board Member.

2.4.     Reimbursement for Business Expenses. During the term of this Agreement, the Company shall reimburse the Board Member for all reasonable traveling and other expenses actually, properly and necessarily incurred by the Board Member in connection with the performance of the Board Member's duties hereunder in accordance with the policies set from time to time by the Company, in its sole discretion. Expenses over $500 in any calendar month must be preapproved by the Company in writing prior to their incurrence. The Board Member shall furnish such receipts, vouchers or other evidence as are required by the Company to substantiate such expenses.

3.   TERMINATION

3.1.     Termination. Either party shall have the right to terminate this Agreement upon written notice, with or without “Cause” (as defined below), before the expiration of the Term. Whatever the circumstances of the termination may be, Board Member shall continue to be bound after termination by Articles 5, 6, 7, and 8 of this Agreement. Except as set forth in Section 3.2, any compensation accrued and or due to be paid under this one-year agreement shall survive termination of this agreement. Board Member acknowledges that the Company has made no promise to Board Member that he will be retained for any particular amount of time and that the Company may terminate Board Member’s services for any reason whatsoever. The date of any termination pursuant to this Section 3.1 shall be referred to as the “Termination Date”.

3.2.     Termination for Cause. If this Agreement is terminated for Cause, Board Member shall forfeit any cash, equity compensation or bonus compensation not already received by Board Member or not already vested as of the Termination Date. Termination for Cause may include a simple vote of the majority of the Board of Directors, not including this Board Member, to remove the individual, or by any other applicable provision of the Company’s Bylaws or Articles of Incorporation, or under any applicable provision of Delaware General Corporate Law (DGCL). The Board Member agrees to complete a Director and Officer Questionnaire upon request in a timely manner for review and acceptance by the Company. The Board Member understands completion and acceptance of the Director and Officer Questionnaire in a timely manner with truthful data is a condition of this agreement. The Board Member is also responsible for maintaining current all personal SEC filings and disclosures including but not limited to SEC Forms 3, 4, and 5. Failure to complete such records in a timely fashion shall be grounds for disqualification from the Board and termination.

3.3.     Cause. For purposes of this Agreement, “Cause” shall mean the following (i) the Board Member’s commission of an act of fraud, theft or dishonesty against the Company; (ii) the arrest of the Board Member for any act involving dishonest conduct or other act of moral turpitude; (iii) willful or wanton misconduct, recklessness, or gross negligence by the Board Member in the performance of the Services; (iv) if Board Member is determined to have a “bad actor” disqualification as set forth in Rule 506(d) of Regulation D under the Securities Act of 1933, (v) a breach by Board Member of any obligation of Board Member under this Agreement, and (vi) unwillingness of the Board Member to perform the Services continuing for a period of five (5) business days after notice to the Board Member.

4.   NON-SOLICITATION AND NON-COMPETE

4.1.     Non-Solicitation of Employees. So long as Board Member is receiving director payments from the Company and one year following such time, Board Member shall not directly or indirectly solicit for employment or for independent contractor work any employee of the Company or its affiliates, and shall not encourage any such employee to leave the employment of the Company or its affiliates.

4.2.     Non-Compete. Board Member agrees that so long that Board Member is receiving director payments from the Company, Board Member will not be an employee, agent, director, owner, partner, Board Member, financial backer, creditor or otherwise directly or indirectly be connected with or provide services to or participate in the management, operation or control of any Company which is in direct competition to the Company.

5.   CONFIDENTIALITY

5.1.     Nondisclosure. Board Member acknowledges that in the course of providing services to the Company, Board Member will have access to confidential information.

Confidential information includes, but is not limited to, information about either the Company’s clients, the terms and conditions under which the Company or its affiliates deals with clients, pricing information for the purchase or sale of assets, customer lists, research materials, manuals, computer programs, formulas for analyzing asset portfolios, techniques, data, marketing plans and tactics, technical information, lists of asset sources, the processes and practices of the Company, all information contained in electronic or computer files, all financial information, salary and wage information, and any other information that is designated by the Company or its affiliates as confidential or that Board Member knows is confidential, information provided by third parties that the Company or its affiliates are obligated to keep confidential, and all other proprietary information of the Company or its affiliates. Board Member acknowledges that all confidential information is and shall continue to be the exclusive property of the Company or its affiliates, whether or not prepared in whole or in part by Board Member and whether or not disclosed to or entrusted to Board Member in connection with service for the Company. Board Member agrees not to disclose confidential information, directly or indirectly, under any circumstances or by any means, to any third persons without the prior written consent of the Company. Board Member agrees that he will not copy, transmit, reproduce, summarize, quote, or make any commercial or other use whatsoever of confidential information, except as may be necessary to perform work done by Board Member for the Company. Board Member agrees to exercise the highest degree of care in safeguarding confidential information against loss, theft or other inadvertent disclosure and agrees generally to take all steps necessary or requested by the Company to ensure maintenance of the confidentiality of the confidential information.

5.2.     Exclusions. Section 5.1 shall not apply to the following information: (a) information now and hereafter voluntarily disseminated by the Company to the public or which otherwise becomes part of the public domain through lawful means; (b) information already known to Board Member as documented by written records which predate the Effective Date; (c) information subsequently and rightfully received from third parties and not subject to any obligation of confidentiality; and (d) information independently developed by Board Member after termination of her services.

5.3.     Subpoenas; Cooperation in Defense of the Company. If Board Member, during the Term or thereafter, is served with any subpoena or other compulsory judicial or administrative process calling for production of confidential information or if Board Member is otherwise required by law or regulation to disclose confidential information, Board Member will immediately, before making any such production or disclosure, notify the Company and provide it with such information as may be necessary for the Company to take such action as the Company deems necessary to protect its interests. Board Member agrees to cooperate reasonably with the Company, whether during the Term or thereafter, in the prosecution or defense of all threatened claims or actual litigation in which the Company is or may become a party, whether now pending or hereafter brought, in which Board Member has knowledge of relevant facts or issues. Board Member shall be reimbursed for her reasonable expenses for travel time due to cooperating with the prosecution or defense of any litigation for the Company.

5.4.     Disclosure of and/or Trading on Material Nonpublic Information. Board

Member acknowledges that Company is a public company and that in performing the Services he may have access to material nonpublic information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Nonpublic information is information that is not generally known or available to the public. Board Member agrees not to discuss any material nonpublic information with any third parties and to refrain from buying or selling any securities based on any material nonpublic information learned in performing the Services unless such disclosure or trading is permitted under applicable state and federal securities laws.

5.5.     Confidential Proprietary and Trade Secret Information of Others. Board Member represents that he has disclosed to the Company any agreement to which Board Member is or has been a party regarding the confidential information of others and Board Member understands that Board Member's execution of this Agreement with the Company will not require Board Member to breach any-such agreement. Board Member will not disclose such confidential information to the Company nor induce the Company to use any trade secret or proprietary information received from another under an agreement or understanding prohibiting such use or disclosure.

5.6.     No Unfair Competition. Board Member hereby acknowledges that the sale or unauthorized use or disclosure of any of the Company’s confidential material obtained by Board Member by any means whatsoever, at any time before, during, or after the Term shall constitute unfair competition. Board Member shall not engage in any unfair competition with the Company or its affiliates either during the Term, or at any time thereafter.

5.7.     Remedies. The Company shall have all remedies in law and equity against Board Member (including special and consequential damages) for damages to the Company caused by the violations of Articles 4 or 5.

6.   COMPANY'S OWNERSHIP IN BOARD MEMBER'S WORK

6.1.     Company’s Ownership. Board Member agrees that all inventions, discoveries, improvements, trade secrets, formulae, techniques, processes, and know-how, whether or not patentable, and whether or not reduced to practice, that are conceived or developed during the Term, either alone or jointly with others, if on the Company’s time, using the Company’s equipment, supplies, facilities, or trade secret information or relating to the Company shall be owned exclusively by the Company, and Board Member hereby assigns to the Company all Board Member's right, title, and interest in all such intellectual property. The Board Member agrees that the Company shall be the sole owner of all domestic and foreign patents or other rights pertaining thereto, and further agrees to execute all documents that the Company reasonably determines to be necessary or convenient for use in applying for, prosecuting, perfecting, or enforcing patents or other intellectual property rights, including the execution of any assignments, patent applications, or other documents that the Company may reasonably request. This provision is intended to apply only to the extent permitted by applicable law.

6.2.     Ownership of Copyrights. Board Member agrees that all original works of authorship not otherwise within the scope of Section 6.1 that are conceived or developed during Board Member's engagement with the Company, either alone or jointly with others, if on the Company’s time, using Company’s facilities, or relating to the Company shall be owned exclusively by the Company, and Board Member hereby assigns to the Company all of Board Member's right, title, and interest in all such original works of authorship. Board Member agrees that the Company shall be the sole owner of all rights pertaining thereto, and further agrees to execute all documents that the Company reasonably determines to be necessary or convenient for establishing in Company’s name the copyright to any such original works of authorship. Board Member shall claim no interest in any inventions, copyrighted material, patents, or patent applications unless Board Member demonstrates that any such invention, copyrighted material, patent, or patent application was developed before he began providing any services for Company. This provision is intended to apply only to the extent permitted by applicable law.

6.3.     Ownership of Records. Any written record that Board Member may maintain of inventions, discoveries, improvements, trade secrets, formulae, processes, or know-how, whether or not patentable and whether or not reduced to practice, and any such records relating to original works of authorship made by Board Member, alone or jointly with others, in the course of Board Member's engagement with the Company shall remain the property of the Company. Board Member shall furnish the Company any and all such records immediately upon request.

6.4.     Ventures. If Board Member, during engagement with the Company, is engaged in or associated with the planning or implementation of any project, program, or venture involving the Company and any third parties, all rights in the project, program, or venture shall belong to the Company, and Board Member shall not be entitled to any interest therein or to any commission, finder's fee, or other compensation in connection therewith other than the compensation to be paid to Board Member as provided in this Agreement.

6.5.     Return of Company’s Property and Materials. Upon termination of Board Member’s services with the Company, Board Member shall deliver to the Company all Company property and materials that are in Board Member's possession or control, including all of the information described as confidential information in Section 5.1 of this Agreement and including all other information relating to any inventions, discoveries, improvements, trade secrets, formulae, processes, know-how, or original works of authorship of the Company.

7.   INDEMNIFICATION

7.1.     By the Company. The Company agrees to indemnify and hold harmless the Board Member with respect to any liability (and actions in respect thereof) incurred by the Board Member by virtue of the performance of the Services hereunder and shall reimburse the Board Member for any legal or other expenses reasonably incurred in connection with investigating or defending any such liability or action, provided that the Company shall have the right to control the defense of any claim giving rise to such liability and no such claim shall be settled without the consent of the Company. The foregoing provisions shall survive termination of this Agreement and any investigation with respect thereto by any party hereto and shall not apply to any such losses, claims, related expenses, damages or liabilities arising out of or in connection with the Board Member’s willful misconduct, fraud, gross negligence or material breach of this Agreement.

1.1.     By the Board Member. The Board Member agrees to indemnify and hold harmless the Company (including each of its directors, officers, employees, partners and agents) with respect to any liability (and actions in respect thereof) incurred by Company by virtue of reckless, negligent or intentional misconduct of the Board Member and shall reimburse the Company for any legal or other expenses reasonably incurred in connection with investigating or defending any such liability or action. The foregoing provisions shall survive termination of this Agreement and any investigation with respect thereto by any party hereto.

8.   ARBITRATION

Except for disputes, controversies, or claims or other actions seeking injunctive or equitable relief, which may be brought before any court having jurisdiction, any controversy, dispute, or claim ("Claim") whatsoever between Board Member on the one hand, and the Company, or any of its affiliated entities or any of its employees, officers, directors, agents, and representatives of the Company or its affiliated entities on the other hand, shall be settled by binding arbitration, at the request of either party, under the rules of the American Arbitration Association. The arbitrator shall be a retired federal or state judge with at least ten-year experience as a judge. The arbitrator shall apply Delaware law. The demand for arbitration must be in writing and made within the applicable statute of limitations period. The arbitration shall take place in Atlanta, Georgia. The parties shall be entitled to conduct reasonable discovery, including conducting depositions and requesting documents. The arbitrator shall have the authority to resolve discovery disputes, including but not limited to determining what constitutes reasonable discovery. The arbitrator shall prepare in writing and timely provide to the parties a decision and award which includes factual findings and the reasons upon which the decision is based.

The decision of the arbitrator shall be binding and conclusive on the parties, except as may otherwise be required by law. Judgment upon the award rendered by the arbitrator may be entered in any court having proper jurisdiction. Each party shall bear its or her own fees and costs incurred in connection with the arbitration, except that the arbitrator may award attorneys' fees and costs in accordance with applicable law.

Both the Company and Board Member understand and agree that by using arbitration to resolve any Claims between Board Member and the Company (or its affiliates) they are giving up any right that they may have to a judge or jury trial with regard to those Claims.

9.   MISCELLANEOUS

9.1.     Entire Agreement. This agreement between Board Member and the Company constitutes the entire agreement between the parties with respect to the matters referenced herein.

9.2.     Amendments. The agreement can be modified only by a written instrument executed by Board Member and Company or its successor on behalf of the Company.

9.3.     Disqualification. Board Member represents and warrants to the company that Board Member does not have any “bad actor” disqualification set forth in Rule 506 (d) of Regulation D under the Securities Act of 1933. Board Member acknowledges that Board Member’s representation set forth in this Section 9.3 was a condition precedent to the Company entering into this Agreement. The Board Member further agrees to complete a Director and Officer Insurance Questionnaire upon request in a timely manner for review and acceptance by the Company. The Board Member further understands completion and acceptance of the Director and Officer Insurance Questionnaire in a timely manner with truthful data is a condition of this this agreement.

9.4.     Severable Provisions. The provisions of this Agreement are separate and distinct, and if any provisions are determined to be unenforceable in whole or in part, the remaining provisions, and the enforceable parts of any partially unenforceable provisions, shall nevertheless be enforceable.

9.5.     Surviving Terms. The provisions of Articles 5, 6, 7, 8, and Section 9.8 shall survive the Term of this Agreement and the termination of Board Member's services.

9.6.     Successors and Assigns. The Company may assign its rights and delegate its duties under this Agreement. Board Member may assign her rights under this Agreement only with the Company’s prior written consent. Board Member may not delegate her duties.

9.7.     Resignation from Positions with the Company. The termination of the Board Member’s services for the Company for any reason shall, without any further action on the part of the Board Member, constitute the Board Member’s resignation from any board, or officer position the Board Member has with the Company and any of its affiliates, which resignation shall be effective as of the Board Member’s last day of providing services.

9.8.     Cooperation. From and after the termination of Board Member’s services for the Company, the Board Member agrees, upon the Company’s request, to reasonably cooperate in any investigation, litigation, arbitration or regulatory proceeding regarding events that occurred during the time that Board Member is retained by the Company or its affiliates. The Board Member will make herself reasonably available to consult with Company’s counsel, to provide information and to appear to give testimony. The Company will, to the extent permitted by law, reimburse the Board Member for any reasonable out-of-pocket expenses that the Board Member incurs in extending such cooperation, so long as the Board Member provides the Company with advance written notice of the Board Member’s request for reimbursement and provides satisfactory documentation of the expenses.

9.9.     Governing Law. Regardless of the choice of law provisions of Delaware or of any other jurisdiction, Delaware law shall in all respects govern the validity, construction, and interpretation of this Agreement.

9.10.     Headings. Section and subsection headings do not constitute part of this Agreement. They are included solely for convenience and reference, and they in no way define, limit, or describe the scope of this Agreement or the intent of any of its provisions.

9.11.     Integration. This Agreement together with any exhibits or schedules attached hereto, including any documents expressly incorporated into it by the terms of this Agreement, constitutes the entire agreement between the parties and supersedes all prior oral and written agreements, understandings, negotiations, and discussions relating to the subject matter of this Agreement. With this Agreement the parties rescind any previous agreements or arrangements between themselves. Any supplement, modification, waiver, or termination of this Agreement is valid only if it is set forth in writing and signed by both parties. The waiver of any provision of this Agreement shall not constitute a waiver of any other provisions and, unless otherwise stated, shall not constitute a continuing waiver.

9.12.     Notice. Any notice or other communication required or permitted under this Agreement shall be in writing to the address set forth on Exhibit A and shall be deemed to have been given (i) if personally delivered, when so delivered, (ii) if mailed, one week after having been placed in the United States mail, registered or certified, postage prepaid, addressed to the party to whom it is directed at the address listed below or (iii) by national overnight delivery service upon receipt In order for a party to change its address or other information for the purpose of this section, the party must first provide notice of that change in the manner required by this section.

9.13.     Advice of Counsel. The Parties each agree and represent that they (i) have had advice of counsel of their choosing or had the opportunity of obtaining advice of counsel, in the negotiation and the preparation of this Agreement, (ii) have read this Agreement, and (iii) are fully aware of the contents and legal effect of the this Agreement.

9.14.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(Signature page immediately follows)

IN WITNESS WHEREOF, the parties have caused this Board Member Agreement to be duly executed by their respective authorized representatives as of the Effective Date.

“COMPANY”:	“BOARD MEMBER”:
True Nature Holding Inc. 1355 Peachtree Street, Suite 1150 Atlanta, GA 30309 By: ________________________ Name:James P. Crone Title:President, Interim CEO and Director	Lawernce Diamond By: ________________________ Title: Director

EXHIBIT A

Additional Terms

A.                Services.  Board Member shall perform such duties and exercise such powers as are usually performed by a Board Member of the Company.

B.                 Director Payments. The Board of the Company has determined that it is in the best interest of its shareholders to will provide certain compensation to its Board members, including Ms. Smith for her continued services to the Company.

C.                 The Company will pay for professional fees of $5,000 per month, of which all shall accrue until such time the that Board decides the Company has sufficient funds to allocate payment of any accrued amounts, except that $1,000 of the $5,000 shall be paid at a high priority along with any other payroll items due to others in the Company. Mr. Diamonds’ professional fee start date will be October 1, 2019. If the Director is employed by the Company the professional fees shall be reduced dollar for dollar based on the salary paid under any employment agreement, until it is zero.

D.                Additionally, a restricted stock allocation of 1 million shares shall be immediately issued to Ms. Smith or her assignee(s) with certain reverse vesting provisions subject to Ms. Smith’s continued standing as a Board member, such that: 25% of the shares shall be fully vested 90 days from the effective date of this agreement; 25% of restricted stock shares vested 180 days from the effective date of this agreement; 25% of the restricted stock shares shall vest 270 days from the effective date of this agreement 25% restricted stock shares shall vest once the organization files a 10-K for FY2019; These vesting terms apply only if Mr. Diamond remains an active member of the Board continuously as these key vesting criteria are met. The restricted common stock issuances are considered appropriate additional annual compensation for active board duties. All share grants will be subject to rule 144 and will have a six-month holding period. If the director leaves the Board during this 6-month holding-period then any shares not previously relieved of the reverse vesting provisions will be rescinded.  The Board Member may also elect to receive cash fee payments of any past due and up to six-months of future compensation in the form of registered common stock shares (via S-8) if available. The dollar value of this cash compensation for share exchange shall be the closing market price of the date the Board member elects to take the stock in lieu of cash. The effective date for the issuance of shares to the Board Member will be October 1, 2019 based on a closing share price of $00.021.

E.                  Mr. Diamond also has a bonus provision he will earn and be paid up to 3% of the value (cash or stock) received by the Company for the following events:

●         Capital raised by the Company without the use of any brokers or investment banks;

●         Mergers, acquisitions and or acquisitions made by the Company;

●         Outright sale of the Company

F.                  Addresses.  For purposes of notice under this Agreement the addresses of the Company and Board Member are as follows:

Company: True Nature Holding Inc.
1355 Peachtree Street, Suite 1150
Atlanta, GA 30309

Board Member:                   Mr. Lawrence Diamond

                 ____________________

                 ____________________

                 Attn: _______________